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         MARVEL ENTERTAINMENT GROUP FILES VOLUNTARY CHAPTER 11 PETITION

                    to Implement Financial Restructuring Plan

          Plan Contemplates Marvel Receiving $525 Million In New Funds and Trade Partners and Employees Being Paid On Time and In Full

                       Business To Continue Uninterrupted

          NEW YORK, Dec. 27 -- Marvel Entertainment Group, Inc. (NYSE: MRV) today announced that, in order to implement a proposed $525 million recapitalization that will enable Marvel to pursue its new strategic initiatives and achieve sustained profitability, Marvel has filed a voluntary petition for reorganization in the U.S. Bankruptcy Court for the District of Delaware in Wilmington. The filing will ensure that Marvel can continue all business operations without interruption while it obtains necessary approvals of its financial restructuring plan.

          The filing was necessitated by the failure of the holders of bonds issued by Marvel's holding companies to reach agreement regarding any alternative plans for the Company's future. As a result of today's petition, Marvel will be able to avail itself of the orderly processes of the court to complete the reorganization and move forward without the necessity of bondholder consent. Holders of Marvel holding company bonds were asked more than a month ago to support Marvel's plan by waiving certain restrictions contained in the bonds. However, the failure to reach agreement with bondholders, many of whom are so-called "vulture investors" who recently accumulated the bonds, delayed Marvel from moving forward with its plan in a timely fashion.

          "We would have preferred to re-capitalize Marvel without having to seek the aid of the court, but the actions and positions taken by the bondholders prevented that approach," said Scott Sassa, Chairman and CEO of Marvel. "The key to putting Marvel on track for a dynamic and profitable future is a quick resolution to this situation, and we want to get on with it."

          "We are taking steps that are not typical in this situation," said Mr. Sassa. "We intend to pay all of our bills, including those submitted prior to the filing, on time and in full, and maintain normal credit terms with our suppliers and licensors. We expect to continue doing business with our customers and licensees under normal business terms. We will fund and move forward with all of our new strategic investments,
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     and employees will be paid in full and on time.  We will gain a valuable new asset in Toy Biz, Inc. and new funds that will allow us to face the future with strength and confidence."

          "The recapitalization plan represents a strong vote of confidence by our principal shareholder and lender group in the fundamental strength and promise of the Marvel brand, our creative properties, business partners, licensing relationships, and strategic initiatives," said Mr. Sassa. Marvel's strategic investment program includes Marvel Studios' development of television and film properties, Marvel Mania theme restaurants, Marvel Interactive software and Fleer/SkyBox trading card initiatives.

          Under the proposed financial restructuring plan, Andrews Group Incorporated will invest $365 million in new equity in Marvel, allowing Marvel to make Toy Biz, Inc. a wholly-owned subsidiary of Marvel. In turn, Marvel's lender group has agreed to provide $160 million in new funds to finance Marvel's new strategic investment program and working capital requirements. Marvel's Board of Directors has approved this proposed plan.

          In conjunction with the chapter 11 filing, a bank group led by Chase Manhattan Bank has agreed to provide Marvel with $100 million of debtor-in-possession (DIP) financing. Upon court approval, which is expected shortly, this DIP financing will ensure that Marvel has sufficient liquidity to pay all current and expected trade and employee obligations and to meet all of its operating and investment needs during the reorganization process. Marvel expects the reorganization to be completed within a few months, although there can be no assurance that such reorganization will be consummated.

          In addition to Marvel, the companies engaged in the publishing, licensing, distribution and trading card businesses of Marvel have filed voluntary chapter 11 petitions today.

          Marvel's filing does not include Marvel's Panini subsidiary, which is headquartered in Italy. Panini has had an operating profit each year since its acquisition by Marvel and will continue to operate independently and unaffected by today's filing. The filing also does not include Marvel's Restaurant Ventures affiliate.

          Toy Biz, Inc. continues as an independent, publicly traded, New York Stock Exchange listed company and its operations are unaffected by today's filing.



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